EXHIBIT 10.1

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger ("**Agreement**") is made and entered into as of June 10th, 2020 (the "**Effective Date**"), by and among Rennova Health, Inc. with its principal office at 931 Village Blvd, Suite 905 – 196, West Palm Beach, FL 33409 ("Rennova") and its two subsidiaries, Health Technology Solutions, Inc. and Advanced Molecular Services Group, Inc. ("subsidiaries-collectively-**RNI**"), and TPT Global Tech, Inc., a Colorado Corporation with its principal office at 501W. Broadway, Suite 800, San Diego, CA. 92101. (" **TPT**"), and InnovaQor, Inc., a newly-formed subsidiary of TPT, domiciled in Colorado ("**IQR**"). Each of TPT, RNI and IQR is referred to herein individually as a "Party," or collectively as the "Parties."

RECITAL: This merger, pursuant to which IQR will survive, shall occur subject to and upon the terms and subject to the conditions set forth in this agreement.

WHEREAS:

TPT: TPT operates as a technology holding company with an emphasis on Media Content Delivery Hub for Domestic and International syndication Technology/Telecommunications. TPT operate on their own proprietary Global Digital Media TV and Telecommunications infrastructure platform and also provide technology solutions to businesses worldwide. They offer Software as a Service (SaaS), Technology Platform as a Service (PAAS), Cloud-based Unified Communication as a Service (UCaaS) and carrier-grade performance and support for businesses over a private IP MPLS fiber and wireless network in the United States. Their cloud-based UCaaS services allow businesses of any size to enjoy all the latest voice, data, media and collaboration features in today's global technology markets. TPT also operatea as a Master Distributor for Nationwide Mobile Virtual Network Operators (MVNO) and Independent Sales Organization (ISO), as a Master Distributor for Pre-Paid Cellphone services, Mobile phones, Cellphone Accessories, and Global Roaming Cellphones.

TPT technologies "Gathers Big Data" to predict customers viewing and spending habits. They deliver Products and Services to support that demand and share advertising revenues with Content and Linear Broadcast Partners worldwide.

RNI: RNI is a vertically integrated health care provider that owns and operates three hospitals and a physician's office in Tennessee and a rural clinic in Kentucky. RNI has developed a number of software products for the healthcare sector including lab ordering and reporting software, lab information services software and integration capabilities, electronic healthcare records software and has the ability to provide medical billing services and data analysis capabilities and dashboards for easy use by customers. RNI also owns technology for the interpretation of cancer diagnostics and pharmacogenomics.

NOW THEREFORE,

The parties believe that a combination of technology platforms and software already developed will enable a rapid route to market of products and services that are now necessary for the healthcare sector, especially rural healthcare, to survive and secure new patients and revenue following the dramatic changes affecting the industry as a result of the covid-19 pandemic.

There is an immediate need for an effective solution for patients in rural communities to access doctors for initial consultation and continued care using technology and communication platforms.

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The parties believe that IQR can facilitate this need by utilizing the platforms and technology already developed to build an infrastructure to connect individual rural hospitals to their patients using an app as a portal.

The parties believe that RNI technology and expertise can assist TPT and its subsidiaries in the delivery of a covid-19 mobile unit for testing for covid-19 and antibodies

The parties believe that TPT can roll out its internet products using Rennova owned hospital sites as a based and the parties can use this network to better communicate with patients

NOW THEREFORE,

TPT will complete a transaction to merge the newly formed subsidiary IQR with a public company, (PubCo) traded on the OTC or other exchange.

The share capitalization and ownership of PubCo is described in Attachment1hereto.

As part of an agreement between TPT and PubCo, TPT will cause PubCo to take all actions necessary to

a) Effect a reverse split of its common stock so that a total of 400,000 existing shares are outstanding after the merger.

b) Complete a name change to InnovaQor, Inc. as part of a merger in its state of domicile.

c) Effect a symbol change

d) Provide resignation letters from each of the current Directors of PubCo concurrent with appointing a new Board

TPT will cause PubCo to issue 5,000,000 common shares in PubCo to TPT for the following consideration:

Subject to meeting all required regulation and having the relevant approvals, TPT will distribute 2,500,000 of the common shares received pro-rata to the TPT shareholders on a date to be confirmed.

(i) TPT will deliver to PubCo, a standalone backend and front-end telemedicine technology platform utilizing code from TPT's TV and Social Media Platform. The new telemedicine backend platform will also be used in TPTG's full TV and Social media platform as a telemedicine application via API. This is more fully described inb Attachment 1.

(ii) TPT shall grant PubCo a license to utilize and further develop a portion of TPTG's Streaming Platform to create a telemedicine application for PubCo. It is estimated the cost to fully develop the product required by PubCo will be approximately $3,500,000. The costs, development schedule and timeline are defined in Attachment2hereto;

Upon completion of the agreement between TPT and PubCo as described RNI agrees to merge its two subsidiaries, Health Technology Solutions, Inc. and Advanced Molecular Services Group, Inc.

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(and their subsidiaries) into PubCo. List of entities and current cap table of each is provided as Attachment3hereto.

Consideration for merging the RNI subsidiaries will be as follows:

(i) PubCo will issue to a Rennova assignee 1,000,000 Class A Supermajority Voting Preferred shares of INNOVAQOR, INC., which will at all times have voting rights equal to 51% of the issued and outstanding stock of PubCo.

(ii) all the assets, business opportunities, properties, rights and privileges, and authorities of RNI, shall vest in INNOVAQOR, and all debts and liabilities of Health Technology Solutions, Inc. and Advanced Molecular Services, Group, Inc., to Rennova Health, Inc. (approximately $22,000,000) shall be converted to equity into PubCo for 2,200,000 shares of Series B Non-Voting Convertible Preferred Stock $10.00 per share value under the Designation of Rights and Privileges, to be established using the terms set forth below, of PubCo,

Particular Provisions of Designation of Rights and Privileges for Series B Preferred Stock of PubCo:

(a) Conversion Rights; 500,000 preferred shares may be converted to common shares of PubCo, and distributed to Rennova Health, Inc. shareholders on a pro-rata basis after the effective registration with the SEC of the shares of common stock of PubCo. Conversion of these shares to common will be at $1 or the average of the previous 10 days VWAP price as the conversion price at the time of conversion, after an exchange listing

(b) The further conversion of the 1,700,000 remaining Series B shares held by Rennova to common shares in PubCo will be subject to terms as provided in the Designation of Rights and Privileges of Series B shares. Rennova agrees that the Designation of Rights and Privileges of Series B shall provide that no conversion of the Series B shares to common shares shall occur until a period between two and five years, unless the company stock achieves an exchange listing, prior thereto.

(c) Rennova agrees to be party to any lock up agreements that may be required to facilitate new capital for PubCo.

(d) Rennova agrees to abate any conversion of Series B Preferred shares if there was certain defined other debt outstanding.

(e) Rennova agrees to restrict the value of Series B Preferred shares it can convert to $2.5M per $10M of market cap achieved by PubCo. Rennova agrees that it will at no time hold more than 9.9% ownership of the PubCo's common shares.

(f) Preferred B shares will not have voting rights, except in the event of a change proposed to the Designation of Rights and Privileges for Series B Preferred or in event of liquidation limited solely to preferences.

All expenses (other than underwriting discounts and commissions and stock transfer taxes and fees) incurred in connection with a registration of the common shares for spin off and conversion and distribution including, without limitation, registration, filing and qualification fees, printers'

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and accounting fees, fees and disbursements of counsel for TPT shall be repayable to TPT from PubCo upon completion of PubCo becoming fully reporting and in compliance with the SEC reporting requirements for a 1934 Act Company.

FurtherActions. If at any time after the Effective Time, TPT or RNI reasonably determines that any deeds, assignments, or instruments, or conformations of transfer are necessary or desirable to carry out the purposes of this Agreement, the officers and directors of TPT and RNI are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary or desirable actions.

Directors and Officers of PubCo. The Directors and Officers of INI will be as established by RNI the Board will also include two TPT approved directors.

RNI's Representations and Warranties. RNI represents and warrants to TPT that the statements contained in this Section are true and correct as of the Effective Date and will be true and correct as of the Closing Date, as set forth herein and in the disclosure schedule delivered by RNI to TPT (the " **RNI Schedule**"), arranged in sections corresponding to the paragraphs in this Section; the disclosure in any section or paragraph will qualify other paragraphs in this Section to the extent that it is reasonably apparent from a reading of the disclosure that it also qualifies or applies to such other paragraphs.

(a) Organization. The RNI subsidiaries, Health Technology Solutions, Inc. and Advanced Molecular Services Group, Inc. corporations validly existing and in good standing under the laws of the State of Florida and has all requisite power and authority and possesses all necessary governmental approvals necessary to own, lease and operate its properties, to carry on its business as now being conducted, to execute and deliver this Agreement and the agreements contemplated herein, and to consummate the transactions contemplated hereby and thereby. RNI is duly qualified to do business and is in good standing in all jurisdictions in which its ownership of property or the character of its business requires such qualification, except where the failure to be so qualified would not reasonably be expected to have an Adverse Effect. Certified copies of the Certificates of Incorporation, as amended to date, each as currently in effect, have been made available to TPT, are complete and correct, and no amendments have been made thereto or have been authorized since the date thereof. The RNI subsidiaries are not in violation of any of the provisions of its Certificate of Incorporation or Bylaws.

(i) The authorized capital of each of the RNI subsidiaries as shown on Attachment 3 hereto

(ii) There are no agreements, arrangements or understandings to which the RNI subsidiaries are a party (written or oral) to issue any other Shares or other measures of capital ownership of RNI. All of the outstanding Shares were duly and validly issued and fully paid, are non-assessable and free of preemptive rights, and were issued in compliance with all applicable state and federal securities laws.

(iii) Except as provided in the RNI Schedule, there are no outstanding (A) options, warrants, or other rights to purchase from RNI any RNI Shares or other measures of capital ownership of RNI; (B) debt securities or instruments convertible into or exchangeable for RNI Shares or other measures of capital ownership of RNI; or (C) commitments of any kind for the issuance of additional RNI Shares or options, warrants or other securities of RNI.

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(iv) There are no options or other rights to acquire such Shares or other measures of capital ownership and there are no preemptive rights or agreements, arrangements or understandings to issue preemptive rights with respect to the issuance or sale of any RNI Shares or other measures of capital ownership of RNI created by statute, the Certificate of Incorporation or Bylaws, or any agreement or other arrangement to which RNI is a party or to which it is bound and there are no agreements, arrangements or understandings to which RNI is a party (written or oral) pursuant to which RNI has the right to elect to satisfy any liability by issuing any RNI Shares or other measures of capital ownership of RNI.

(iv) Other than the Bylaws, RNI is not a party or subject to any agreement or understanding, and, to RNI's knowledge, there is no agreement, arrangement or understanding between or among any persons which affects, restricts or relates to voting, giving of written consents, distributions, allocation of profits and losses, or transferability of Shares or other measures of capital ownership of RNI, including any voting trust agreement or proxy.

(v) Authorization. The RNI subsidiaries have has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by RNI and the consummation by RNI of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate and/or stockholder action by RNI and no other corporate proceedings on the part of RNI and no other stockholder vote or consent is necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by RNI. This Agreement and all other agreements and obligations entered into and undertaken in connection with the transactions contemplated hereby to which RNI is a party constitute the valid and legally binding obligations of RNI, enforceable against RNI in accordance with their respective terms, except as may be limited by principles of equity or applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or other similar laws relating to or affecting the rights and remedies of creditors generally. The execution, delivery and performance by RNI of this Agreement and the agreements provided for herein, and the consummation by RNI of the transactions contemplated hereby and thereby, will not, with or without the giving of notice or the passage of time or both, violate the provisions of the Certificate of Incorporation or Bylaws of RNI, or (i) violate any judgment, decree, order or award of any court, governmental body or arbitrator; (ii) conflict with or result in the breach or termination of any term or provision of, or constitute a default under, or cause any acceleration under, or cause the creation of any lien, charge or encumbrance upon the properties or assets of RNI pursuant to, any indenture, mortgage, deed of trust or other instrument or agreement to which RNI is a party or by which RNI or any of its properties is or may be bound; or (iii) to RNI's Knowledge, violate the provisions of any law, rule or regulation applicable to RNI, except where such violation would not reasonably be expected to have an Adverse Effect.

(vi) NoConflict. The execution and delivery of this Agreement by RNI does not require any consent or approval under, result in any breach of, result in any loss of any

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benefit under, or constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under; give to others any right of termination, vesting, amendment, acceleration or cancellation of; or result in the creation of any lien or encumbrance on any property or asset of RNI pursuant to; any material agreement of RNI or other instrument or obligation of RNI.

(vii) Litigation. There is no action, suit, legal or administrative proceeding or investigation pending or, to RENNOVA or RNI's Knowledge, threatened against or involving RNI (either as a plaintiff or defendant) before any court or governmental agency, authority, body or arbitrator. There is not in existence on the date hereof any order, judgment or decree of any court, tribunal or agency to RNI's Knowledge enjoining or requiring RNI to take any action of any kind with respect to its business, assets or properties.

(viii) Insurance. The RNI Schedule contains a listing of all current RNI insurance policies. To RNI's Knowledge, all current insurance policies are in full force and effect, are in amounts of a nature that are adequate and customary for RNI's business, and to RNI's Knowledge are sufficient for compliance with all legal requirements and agreements to which it is a party or by which it is bound. All premiums due on current policies or renewals have been paid, and there is no material default under any of the policies

(ix) PersonalProperty. RNI has good and marketable title to all of its tangible personal property free and clear of all liens, leases, encumbrances, claims under bailment and storage agreements, equities, conditional sales contracts, security interests, charges, and restrictions, except for liens, if any, for personal property taxes not due. Such property is used by RNI in the ordinary course of its business and is sufficient for continued conduct of RNI's business after the Closing Date in substantially the same manner as conducted prior to the Closing Date. Such property is in good operating condition and repair, normal wear and tear excepted, and normal maintenance has been performed. A list of such properties is attached as Schedule 5g & 5h.

(x) IntangibleProperty. RNI owns, or possesses, or shall own at closing adequate licenses or other valid rights to use all existing United States and foreign patents, trade names, service marks, copyrights, trade secrets, and applications therefor listed in the RNI Schedule, which are material to its business as currently conducted (the "**RNI Intellectual Property Rights**"), except where the failure to have such RNI Intellectual Property Rights would not reasonably be expected to have an adverse Effect. RNI has the right and authority to use, and to continue to use such RNI

(xi) IPRights As to Intellectual Property Rights, after the Closing Date, RNI shall maintain such property in connection with the conduct of its business in the manner presently conducted, and to its Knowledge such use or continuing use does not and will not materially infringe upon or violate any rights of any other person, subject to the outcome of the RNI Litigation.

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(xii) RealProperty. Except as specified on the RNI Schedule, RNI is not a party to any material lease agreements and does not have any interests in any parcel of real property, improved or otherwise.

(xiii) Tax Matters. Within the times and in the manner prescribed by law, RNI subsidiaries have filed, or will have filed, all federal, state and local tax returns and all tax returns for other governing bodies having jurisdiction to levy taxes upon it that are required to be filed. Unless otherwise disclosed RNI has paid all taxes, interest, penalties, assessments and deficiencies that have become due, including without limitation income, franchise, real estate, and sales and withholding taxes. No examinations of the federal, state or local tax returns of RNI are currently in progress or threatened and no deficiencies have been asserted or to RNI's Knowledge assessed against RNI as a result of any audit by the Internal Revenue Service or any state or local taxing authority and no such deficiency has been proposed or threatened.

(xiv) BooksandRecords. The general ledger and books of account of RNI, all minute books of RNI, all federal, state and local income, franchise, property and other tax returns filed by RNI, all of which have been made available to TPT, are in all material respects complete and correct and have been maintained in accordance with good business practice and in accordance with all applicable procedures required by laws and regulations, except as would reasonably be expected to have an Adverse Effect.

(xv) ContractsandCommitments. The RNI Schedule lists all material contracts and agreements to which RNI subsidiaries are a party, whether written or oral. Each such contract is a valid and binding agreement of RNI, enforceable against RNI in accordance with its terms, is in full force and effect and represents the material terms of the agreement between the respective parties. RNI has materially complied with all obligations required pursuant to such contracts to have been performed by RNI on its part and neither RNI nor, to RNI's Knowledge, any other party to such contract is in breach of or default in any material respect under any such contract.

(xvi) CompliancewithLaws. RNI subsidiaries have all requisite licenses, permits and certificates, including environmental, health and safety permits, from federal, state and local authorities necessary to conduct its business as currently conducted and own and operate its assets, except where the failure to have such permits would not reasonably be expected to have an Adverse Effect. To RNI's Knowledge, RNI is not in violation of any federal, state or local law, regulation or ordinance (including, without limitation, laws, regulations or ordinances relating to building, zoning, environmental, disposal of hazardous waste, land use or similar matters) relating to its business or its properties.

(xvii) EmployeeBenefitPlans. Except as specified on the RNI Schedule 5o, RNI subsidiaries have no (A) employee benefit plans as defined in ERISA Section 3(3), (B) bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance or other similar employee benefit plans, or (C) material unexpired severance agreements with any current or former employee.

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(xviii) IndebtednesstoandfromAffiliates. RNI subsidiaries are not indebted, directly or to RNI's Knowledge indirectly, to any officer, director or 10% stockholder of RNI in any amount other than for salaries for services rendered or reimbursable business expenses, and no such person is indebted to RNI except for advances made to employees of RNI in the ordinary course of business to meet reimbursable business expenses. All Employment Agreements of the RNI subsidiaries, which will pass through are listed on Schedule 5p.

(xix) Regulatory Approvals. All consents, approvals, authorizations or other requirements prescribed by any law, rule or regulation that must be obtained or satisfied by RNI and that are necessary for the execution and delivery by RNI of this Agreement or any documents to be executed and delivered by RNI in connection therewith have been, or prior to the Closing Date will be, obtained and satisfied.

(xx) NoBrokers. No broker or finder has acted for RNI in connection with this Agreement or the transactions contemplated hereby, and no broker or finder is entitled to any brokerage or finder's fee or other commissions in respect of such transactions based upon agreements, arrangements, or understandings made by or on behalf of RNI.

(xxi) Disclosure. The information concerning RNI set forth in this Agreement, the exhibits and schedules hereto, and any document, statement or certificate furnished or to be furnished in connection herewith does not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated herein or therein or necessary to make the statements and facts contained herein or therein, in light of the circumstances in which they are made, not false or misleading.

(xxii) AbsenceofLiabilities. Except as set forth on the RNI subsidiaries balance sheets RNI does not have any liability or obligation, secured or unsecured, whether accrued, absolute, contingent, unasserted or otherwise, that exceeds an aggregate of $1,000, (See Schedule 5u).

TPT's, PubCo's Representations and Warranties. Each of TPT, and PubCo represents and warrants to RENNOVA, that the statements contained in this Section are true and correct as of the Effective Date and will be true and correct as of the Closing Date, as set forth herein and in the disclosure schedule delivered by PubCo to RNI (the "**TPT Schedule**"), arranged in sections corresponding to the paragraphs in this Section to the extent that it is reasonably apparent from a reading of the disclosure that it also qualifies or applies to such other paragraphs.

(a) Organization

1. TPT is a corporation validly existing and in good standing under the laws of the State of Colorado and has all requisite power and authority and possesses all necessary governmental approvals necessary to own, lease and operate its properties, to carry on its business as now being conducted, to execute and deliver this Agreement and the agreements contemplated herein, and to consummate the transactions contemplated hereby and thereby. TPT is duly qualified to do business and is in good standing in all jurisdictions in which its ownership of property or the character of its business requires

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such qualification, except where the failure to be so qualified would not reasonably be expected to have an Adverse Effect. Certified copies of its Articles of Incorporation and Bylaws, as amended to date, have been made available to RNI, are complete and correct, and no amendments have been made thereto or have been authorized since the date thereof. TPT is not in violation of any of the provisions of its Articles of Incorporation or Bylaws.

2. PubCo, is a corporation validly existing and in good standing and has all requisite power and authority and possesses all necessary governmental approvals necessary to own, lease and operate its properties, to carry on its business as now being conducted, to execute and deliver this Agreement and the agreements contemplated herein, and to consummate the transactions contemplated hereby and thereby. Certified copies of its Certificate of Incorporation and Bylaws have been made available to RNI, are complete and correct, and no amendments have been made thereto or have been authorized since the date thereof. PubCo is not in violation of any of the provisions of its Certificate of Incorporation or Bylaws.

(b) CapitalizationofPubCo.

i. PubCo's's authorized capital stock will be amended to consist of 500,000,000 shares of common stock, and 25,000,000 shares of preferred stock. PubCo has 5,000,000 common shares outstanding issued to TPT plus the stock as listed in Attachment 1 hereto. All of the issued and outstanding shares of common stock of PubCo were duly and validly issued and fully paid, are non-assessable and free of preemptive rights, and were issued in compliance with all applicable state and federal securities laws.

ii. Except as provided in the appropriate Schedule, there are no outstanding (A) options, warrants, or other rights to purchase any capital stock of PubCo; (B) debt securities or instruments convertible into or exchangeable for shares of such stock; or (C) commitments of any kind for the issuance of additional shares of capital stock or options, warrants or other securities of PubCo.

iii. NoSubsidiaries. There are no subsidiaries as of this date of PubCo.

iv. Authorization. Each of TPT and PubCo has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by TPT and PubCo and the consummation by TPT and PubCo of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action by TPT or PubCo, respectively, and no other corporate proceedings on the part of TPT or PubCo, respectively, and no stockholder vote or consent is necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by TPT and PubCo. This Agreement and all other agreements and obligations entered into and undertaken in connection with the transactions contemplated hereby to which TPT or PubCo is a party constitute the valid and legally binding obligations of TPT and PubCo, respectively, enforceable against TPT and PubCo, respectively, in accordance with their terms, except as may be limited by principles of equity or applicable bankruptcy, reorganization, insolvency,

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moratorium, fraudulent conveyance or other similar laws relating to or affecting the rights and remedies of creditors generally. The execution, delivery and performance by TPT and PubCo of this Agreement and the agreements provided for herein, and the consummation by TPT and PubCo of the transactions contemplated hereby and thereby, will not, with or without the giving of notice or the passage of time or both, violate the provisions of the Articles of Incorporation or Bylaws of TPT, the Certificate of Incorporation or Bylaws of PubCo, or (i) violate any judgment, decree, order or award of any court, governmental body or arbitrator; (ii) conflict with or result in the breach or termination of any term or provision of, or constitute a default under, or cause any acceleration under, or cause the creation of any lien, charge or encumbrance upon the properties or assets of TPT or PubCo pursuant to, any indenture, mortgage, deed of trust or other instrument or agreement to which TPT or PubCo is a party or by which TPT PubCo or any of their respective properties is or may be bound; or (iii) to TPT's or PubCo's 's Knowledge, violate the provisions of any law, rule or regulation applicable to TPT or PubCo, except where such violation would not reasonably be expected to have an Adverse Effect.

v. NoConflict. The execution and delivery of this Agreement by TPT or PubCo does not require any consent or approval under, result in any breach of, any loss of any benefit under or constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of any lien or encumbrance on any property or asset of TPT or PubCo pursuant to any material agreement of TPT or PubCo or other instrument or obligation of TPT or PubCo .

vi. AbsenceofLiabilities. PubCo does not have any liability or obligation, secured or unsecured, whether accrued, absolute, contingent, unasserted or otherwise, that exceeds an aggregate of $1,000, prior to the date hereof, not including legal fees related to this agreement and the related Spin Off Agreement.

Other Covenants and Agreements of the Parties.

(a) Divisions There shall be two wholly owned subsidiaries of PubCo:

i) One for the software divisions of Rennova known as Health Technology Solutions, and

ii) One for the genetic testing interpretation of Rennova known as Advanced Molecular Services Group, Inc.

(b) CapitalRaisingPlanforDivisions. Upon signing this agreement Rennova will immediately work to facilitate a capital raise for PubCo to meet the cash needs of the transaction as proposed. It is expected that on completion of the binding agreement and spin off a broker and fund will be engaged to complete a $10M equity capital raise for PubCo. The capital raise will address:

i. cash flow requirements for PubCo and each division for one year as defined in cash flow attachments to the formal documents

ii. It is expected that completion of the transaction as proposed is subject to securing a commitment of adequate capital to facilitate the cash needs defined

iii. Series C Preferred Stock of PubCo shall be reserved for capital raising purposes

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Note: For the avoidance of doubt; there will be no cash requirement from TPT Global to fund PubCo.

(c) FinancialStatementsforDivisions. Rennova shall furnish at its sole expense, subsidiary financial statements audited per SEC requirements to meet reporting requirements associated with the proposed company for the prior two fiscal years plus any interim periods.

(d)Valuations: Rennova will pay for valuations of the two proposed subsidiaries' assets for audit purposes, with any impairment taken immediately at or prior to closing. Note-it is anticipated that the valuations will be substantially less than $20,000,000 total.

(e)ManagementofPubCo: Rennova will appoint management and directors to PubCo

(f) IncentiveStock: PubCo will issue 1M shares to management of PubCo on a vesting schedule as part of agreements with key management and consultants required to deliver the business strategy defined

(h)InvestmentBanking Any agreements that exist between the parties and any 3rd parties for the provision of investment banking or other services that may create a liability in equity or cash for PubCo in relation to this proposed transaction will be fully disclosed and agreed by the parties

RNI's Conditions to the Merger. The obligation of RNI to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, unless waived by RNI:

(a) Each of the representations and warranties of TPT and PubCo contained in this Agreement shall be true and correct as of the date of this Agreement, except to the extent that any changes, circumstances, or events making such representations and warranties not true or correct would not, individually or in the aggregate, constitute an Adverse Effect and at the Closing each of TPT and PubCo shall have delivered to RNI a certificate to that effect;

(b) Any governmental or third party approvals required to effect the Merger shall have been obtained;

(c) Each of TPT and PubCo shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time;

(d) From the date of this Agreement through the Effective Time, there shall not have occurred any change, circumstance or event concerning the RNI subsidiaries or PubCo that has had or could be reasonably likely to have an Adverse Effect; (e) Rennova shall have received a resolution from its Board of Directors, a resolution from its stockholders (if applicable) and resolutions from its holder of Rennova's majority Common Stock (if necessary and applicable) approving the Merger; and

(f) The stockholders of PubCo and the stockholders of the RNI subsidiaries shall have approved the principal terms of this Agreement, the Merger and the transactions contemplated herein in accordance with applicable law and their Certificate of Incorporation and Bylaws.

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TPT's, PubCo's Conditions to the Merger. The obligations of TPT and PubCo to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, unless waived by TPT:

(a) Each of the representations and warranties of Rennova and RNI contained in this Agreement shall be true and correct as of the date of this Agreement, except to the extent that any changes, circumstances or events making such representations and warranties not true or correct would not, individually or in the aggregate, constitute an Adverse Effect;

(b) Rennova and RNI shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective;

(c) From the date of this Agreement through the Effective Time, there shall not have occurred any change, circumstance, or event concerning the RNI subsidiaries that has had or could be reasonably likely to have an Adverse Effect;

(d) RNI shall have delivered to TPT a complete and accurate RNI Schedule and such schedule shall have been approved by TPT;

(e) The RNI subsidiaries shall have delivered to TPT audited financial statements, balance sheets of the RNI subsidiaries as of Dec 31, 2018, and 2019 and interim periods and the related statements of operations, changes in shareholders' equity and cash flows for the period in accordance with SEC Rules and Regulations;

Indemnification of Directors and Officers. All rights to indemnification by RNI and TPT existing in favor of each individual who is an officer or director of RNI or TPT of the date of this Agreement (each such individual, an "**Indemnified Person**") for his acts and omissions as a director or officer of RNI or TPT occurring prior to the Effective Time, as provided in RNI's Certificate of Incorporation or Bylaws (as in effect as of the date of this Agreement) or TPT's Articles of Incorporation or Bylaws (as in effect as of the date of this Agreement) shall survive the Merger and shall continue in full force and effect (to the fullest extent such rights to indemnification are available under and are consistent with applicable law) for a period of six years from the Closing Date.

Confidentiality. Each Party shall ensure that any nonpublic information provided to it by any other Party in confidence shall be treated as strictly confidential and that all such confidential information that each Party or any of its respective officers, directors, employees, attorneys, agents, investment bankers, or accountants may now possess or may hereinafter create or obtain relating to the financial condition, results of operations, businesses, properties, assets, liabilities, or future prospects of the other such parties, any affiliate thereof, or any customer or supplier thereof shall not be published, disclosed, or made accessible by any of them to any other person at any time or used by any of them, in each case without the prior written consent of the other Party; provided, however, that the restrictions of this Section shall not apply (a) as may otherwise be required by law, (b) as may be necessary or appropriate in connection with the enforcement of this Agreement, or (c) to the extent such information was in the public domain when received or thereafter enters the public domain other than because of disclosures by the receiving Party. Each such Party shall cause all of such other persons who received confidential information, from time to time to deliver to the disclosing party all tangible evidence of such confidential information to which the restrictions of this Section apply upon written request.

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Termination

(a) This Agreement may be terminated and abandoned at any time prior to the Effective Time of the Merger:

(i) by mutual written consent of TPT and Rennova;

(ii) by either TPT or Rennova, Inc. if any governmental entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and non-appealable;

(iii) by either TPT or Rennova, Inc., so long as such Party is not in breach hereunder, if the Merger shall not have been consummated on or before closing date (other than as a result of the failure of the party seeking to terminate this Agreement to perform its obligations under this Agreement required to be performed at, or prior to, the Effective Time of the Merger, in which event such party may not terminate this Agreement pursuant to this provision for a period of ten days following such party's cure of such failure); provided, however, that if either TPT or Rennova, Inc. requests an extension of the Closing after this date and the other Party consents in writing, then neither Party may terminate this Agreement under this provision until the expiration of such extension period;

(iv) by TPT, if there has been a material breach of this Agreement on the part of Rennova, Inc. of its obligations hereunder or if any of its representations or warranties contained herein shall be materially inaccurate and such breach or inaccuracy is not curable or, if curable, is not cured within ten (10) days after written notice of such breach is given by TPT to Rennova, Inc.; or

(v) by Rennova, Inc., if there has been a material breach of this Agreement on the part of TPT of its obligations hereunder or if any of its representations or warranties contained herein shall be materially inaccurate and such breach or inaccuracy is not curable or, if curable, is not cured within ten (10) days after written notice of such breach is given by Rennova, Inc. to TPT.

(b) In the event of termination of this Agreement by either Rennova, Inc. or TPT provided in this Section12, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of TPT or Rennova, Inc., other than the provisions of the last sentence of Section11 and this Section12. Nothing contained in this Section12 shall relieve any Party for any breach of the representations, warranties, covenants or agreements set forth in this Agreement.

Miscellaneous.

(a) Survival. The representations and warranties of the Parties will terminate at the Effective Time and only those covenants that by their terms survive the Effective Time shall survive the Effective Time. This Section 13 shall survive the Effective Time.

(b) PressReleasesandPublicAnnouncements. No Party will issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other Parties; *provided, however*, that any Party may make any public

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disclosure it believes in good faith is required by applicable law or any listing requirement or trading agreement.

(c) No Third-Party Beneficiaries. This Agreement will not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns.

(d) Notices. All notices required or permitted under this Agreement will be in writing and will be given by certified or regular mail or by any other reasonable means (including personal delivery, facsimile, or reputable express courier) to the Party to receive notice at the following addresses or at such other address as any Party may, by notice, direct:

To TPT & PubCo:

With a copy to: (which will not constitute notice)	Michael A. Littman Attorney at Law PO Box 1839 Arvada, CO 80001

To Rennova, Inc. and RNI:

With a copy to:	J. Thomas Cookson Partner Shutts & Bowen LLP 200 South Biscayne Boulevard Suite 4100 Miami. FL 33131

All notices given by certified mail will be deemed as given on the delivery date shown on the return mail receipt, and all notices given in any other manner will be deemed as given when received.

(e) Waiver. The rights and remedies of the Parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any Party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising from this Agreement or the documents referred to in this Agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the waiving Party, (b) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given, and (c) no notice to or demand on one Party will be deemed to be a waiver of any obligation of such Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

(f) Further Assurances. The Parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other Parties may reasonably request for the purpose of carrying out the intent of this Agreement and of the documents referred to in this Agreement.

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(g) Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties, which may be granted or withheld at the sole discretion of such other Parties. Any unauthorized assignment is void.

(h) Severability. Any provision of this Agreement that is invalid, illegal or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

(i) Expenses. Each Party will pay all fees and expenses (including, without limitation, legal and accounting fees and expenses) incurred by such Party in connection with the transactions contemplated by this Agreement.

(j) Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Colorado, without giving effect to principles of conflicts of laws.

(k) Counterparts; Signatures. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original, but all of which will be one and the same document. Facsimiles and electronic copies in portable document format ("**PDF**") containing original signatures shall be deemed for all purposes to be originally signed copies of the documents that are the subject of such facsimiles or PDF versions.

(l) Entire Agreement. This Agreement, the schedules and exhibits hereto, and the agreements and instruments to be delivered by the Parties on Closing represent the entire understanding and agreement between the Parties and supersede all prior oral and written and all contemporaneous oral negotiations, commitments and understandings.

(m) Amendment. This Agreement may be amended by the Parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time. This Agreement may not be amended by the Rennova, and PubCo.

[Signature page to follow]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Plan of Merger as of the date first above written.

Rennova Health, Inc.

By: /s/ Seamus Lagan
Name: Seamus Lagan
Its: President & CEO

Health Technology Solutions, Inc.

/s/ Seamus Lagan

Advanced Molecular Services Group, Inc.

/s/ Seamus Lagan

TPT GLOBAL TECH, INC.

By: /s/ Stephen J. Thomas III
Name:
Its: President

PubCo, Inc..

By: /s/ Stephen J. Thomas III
Name:
Its: President